Exhibit 10.4
NASDAQ, INC.
THREE-YEAR PERFORMANCE SHARE UNIT AGREEMENT

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) between Nasdaq, Inc., a Delaware corporation (the “Company”), and [EMPLOYEE NAME] (the “Grantee”) memorializes the grant by the Management Compensation Committee of the Board of Directors of the Company (the “Committee”) on April 1, 2020 (the “Grant Date”) of performance share units (the “PSUs”) to the Grantee on the terms and conditions set out below.
RECITALS:
The Company has adopted the Nasdaq, Inc. Equity Incentive Plan (as amended and restated April 24, 2018) (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. The Plan in relevant part provides for the issuance of stock-based awards that are subject to the attainment of performance goals as established by the Committee.
The Committee has determined that it is in the best interests of the Company and its shareholders to grant the PSUs provided for herein to the Grantee pursuant to the Plan and under the terms set forth herein as an increased incentive for the Grantee to contribute to the Company’s future success and prosperity.
Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Grant of Performance-Based Award. The Company hereby grants to the Grantee [TARGET NUMBER OF SHARES] PSUs, which PSUs shall entitle the Grantee to receive up to [200% OF TARGET NUMBER OF SHARES] Shares (or a lesser number of Shares, or no Shares whatsoever), subject to the terms and conditions set forth in this Agreement and the Plan. (A complete copy of the Plan, as in effect on the Grant Date, is available to the Grantee upon request.). Shares corresponding to the PSUs granted herein are in all events to be delivered to the Grantee only after the Grantee has become vested in the PSUs pursuant to Section 4, below.
2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2020 and ending on December 31, 2022.

3.Performance Goal.
(a)Subject to the following sentence, the Performance Goal is set out in Appendix A hereto, which Appendix A is incorporated by reference herein and made a part hereof. Notwithstanding the foregoing, the provisions of Section 13 or any other provision of this Agreement to the contrary, the Committee reserves the right to unilaterally change or otherwise modify the Performance Goal in any manner whatsoever (including substituting a new Performance Goal). If the Committee exercises such discretionary authority to any extent, the Committee shall provide the Grantee with a new Appendix A in substitution for the Appendix A attached hereto, and such new Appendix A and the Performance Goal set out therein (rather than the Appendix A attached hereto and the Performance Goal set out therein) shall in all events apply for all purposes of this Agreement.
(b)Depending upon the extent, if any, to which the Performance Goal has been achieved, and subject to compliance with the requirements of Section 4, each PSU shall entitle the Grantee to receive, at such time as is determined in accordance with the provisions of Section 5, between 0 and 2.0 Shares for each PSU. The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, in accordance with Appendix A, the Performance Goal has been achieved with respect to the Performance Period and (ii) the number of whole and/or partial Shares, if any, which, subject to compliance with the vesting requirements of Section 4, the Grantee shall be entitled to receive with respect to each PSU (with such number of whole and/or partial Shares being hereafter referred to as the “Share Delivery Factor”). Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
4.Vesting.
(a)The PSUs are subject to forfeiture to the Company until they become non-forfeitable in accordance with this Section 4. Except as provided in the following sentence, the risk of forfeiture will lapse on the PSUs, and such PSUs shall thereupon become vested, only if the Grantee remains employed by the Company (or a subsidiary) through and on December 31, 2022 (the “Vest Date”). Notwithstanding the foregoing, if the Grantee’s employment with the Company (or a subsidiary) terminates by reason of death prior to December 31, 2022, the risk of forfeiture shall lapse on all PSUs, and all unvested PSUs shall thereupon become vested on the date of death (or, if later, on the date, following the end of the Performance Period on which the Committee determines whether, and to what extent the PSUs are earned in accordance with Section 3(b) of this Agreement).
(b)Subject to any conflicting provisions in any employment agreement between the Company and the Grantee, which shall control in the event of a conflict with this Agreement, in the event that (i) the Company or a subsidiary terminates the Grantee’s employment with the Company or a subsidiary for any reason prior to the Vest Date or (ii) the Grantee terminates employment with the Company or a subsidiary for any reason (other than death) prior to such date, all unvested PSUs shall be cancelled and forfeited, effective as of the Grantee’s separation from service. Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, any separation from service shall be effective as of the date the Grantee’s active employment ends and shall not be extended by any statutory or common law notice period.
5.Delivery of Shares. As soon as practicable following the Vest Date, and compliance with all applicable tax withholding as described in Section 11 hereof, but in no event later than two and one-half months after the end of the calendar year in which the Vest Date occurs, the Company shall instruct the registrar for the Company to make an entry on its books and records evidencing that the Shares underlying such vested PSUs have been duly issued as of that date; provided, however, that the Grantee may, in the alternative, elect in writing prior thereto to receive a stock certificate representing the full number of Shares acquired, which certificate may bear a restrictive legend prohibiting the transfer of such Shares for such period as may be prescribed by the Company. The Company shall not be liable to the Grantee for damages relating to any delays in issuing the certificates. The underlying Shares may be registered in the name of the Grantee’s legal representative or estate in the event of the death of the Grantee. In the event of the acceleration of the lapse of forfeiture restrictions upon the death of the Grantee as contemplated by Section 4(a) of this Agreement, this process shall occur as soon as possible following such vesting date, but in no event later than two and one-half months after the end of the calendar year in which such vesting date occurs. Notwithstanding anything in the Agreement, the Company may make delivery of Shares in settlement of PSUs by either (A) delivering certificates representing such Shares to the Grantee, registered in the name of the Grantee, or (B) by depositing such Shares into a stock brokerage account maintained for the Grantee.
6.Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs or future Awards granted under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents and agrees to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
7.Transferability.
(a)Except as provided below, or except to the minimal extent required by law, the PSUs are nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except by will or the laws of descent and distribution, and upon any such transfer, by will or the laws of descent and distribution (or upon such transfer required by law), the transferee shall hold such PSUs subject to all the terms and conditions that were applicable to the Grantee immediately prior to such transfer. Notwithstanding the foregoing, the Grantee may transfer any vested PSUs to members of his immediate family (defined as his spouse, children or grandchildren) or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the transfer is approved by the Committee and the Grantee does not receive any consideration for the transfer. Any such transferred portion of the PSUs shall continue to be subject to the same terms and conditions that were applicable to such portion of the PSUs immediately prior to transfer (except that such transferred PSUs shall not be further transferable by the transferee). No transfer of a portion of the PSUs shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.
(b)Upon any transfer by will or the laws of descent and distribution (or upon any such transfer required by law), such transferee shall take the PSUs and the Shares delivered in connection therewith (the “Transferee Shares”) subject to all the terms and conditions that were (or would have been) applicable to the PSUs and the Transferee Shares immediately prior to such transfer.
(c)Following settlement and issuance of Shares, in the event the Company permits Grantee to arrange for sale of Shares through a broker or another designated agent of the Company, Grantee acknowledges and agrees that the Company may block any such sale and/or cancel any order to sell placed by the Grantee, in each case if the Grantee is not then permitted under the Company’s insider trading policy to engage in transactions with respect to securities of the Company. If the Committee determines that the ability of the Grantee to sell or transfer shares of Common Stock is restricted, then the Company may notify the Grantee in accordance with Section 18 of this Agreement. The Grantee may only sell such Shares in compliance with such notification from the Company.
8.Rights of Grantee. Prior to the delivery, if any, of Shares to the Grantee pursuant to the provisions of Section 5, the Grantee shall not have any rights of a shareholder of the Company, including, but not limited to, the right to receive dividend payments, on account of the PSUs.
9.Unfunded Nature of PSUs. The Company will not segregate any funds representing the potential liability arising under this Agreement. The Grantee’s rights in respect of this Agreement are those of an unsecured general creditor of the Company. The liability for any payment under this Agreement will be a liability of the Company and not a liability of any of its officers, directors or Affiliates.
10.Securities Laws. The Company may condition delivery of Shares for any vested PSUs upon the prior receipt from the Grantee of any undertakings which it may determine are required to assure that the Shares are being issued in compliance with federal and state securities laws.
11.Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee's employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the issuance of Shares or cash upon settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
        Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or
(b)withholding from proceeds of the Shares acquired following settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
(c)withholding in Shares to be delivered upon settlement.
To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

The Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
By accepting this grant of PSUs, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its subsidiaries as set forth hereunder, including the withholding of Shares and the withholding from the Grantee’s wages/salary or other amounts payable to the Grantee. All other Tax-Related Items related to the PSUs and any Shares delivered in satisfaction thereof are the Grantee’s sole responsibility.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any principle of law that could result in the application of the law of any other jurisdiction.
13.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, except as otherwise provided in Section 3(a) or Sections 15 or 16 of this Agreement regarding permitted unilateral action by the Committee or in Section 13(a) of the Plan related to amendments or alterations that do not adversely affect the rights of the Grantee in this Award.
14.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of this Agreement shall control. The Committee has the authority and discretion to determine any questions which arise in connection with the award of the PSUs hereunder.
15.Compliance with Code Section 409A. It is the intention of the Company and Grantee that this Agreement not result in an unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, Grantee a copy of such amendment. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to Grantee. This paragraph does not create an obligation on the part of Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.
16.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Plan and this Agreement.
17.No Right to Continued Employment. Neither the plan nor this agreement shall confer on the Grantee any right to be retained, in any position, as an employee, consultant or director of the Company, and nothing in this agreement or the Plan shall be construed to limit the discretion of the Company (or the subsidiary that employees the Grantee) to terminate the Grantee’s employment at any time, with or without cause.
18.Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and may be delivered by such method as may be permitted by the Company, and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address as shown in the records of the Company or to such other address as may be designated in writing (or by such other method approved by the Company) by either party.
19.Award Subject to Plan. This Award is subject to the Plan as approved by the shareholders of the Company. In the event of conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail.
20.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
21.Discretionary Nature of Plan; No Vested Rights. The Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award represented by this Agreement is exceptional, voluntary and occasional and does not create any contractual or other right to receive an award or benefit in lieu of an award in the future, even if awards have been granted repeatedly in the past. Future Awards, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of Shares subject to the Award, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
22.Termination Indemnities. The Grantee’s Award and the Shares subject to the Award, and the income and value of the same, are extraordinary items of compensation outside the scope of the Grantee’s employment or services contract, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, or retirement benefits or welfare benefits or similar payments.
23.English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that the Plan, this Agreement, any addendum and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. Unless specifically indicated, if the Grantee has received the Plan, this Agreement, any addendum or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.
24.Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(ii) all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(iii) the grant of the PSUs and the Grantee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Grantee's employer or any Subsidiary, and shall not interfere with the ability of the Company, the Grantee's employer or any Subsidiary, as applicable, to terminate the Grantee’s employment or service relationship (if any);
(iv) the Grantee is voluntarily participating in the Plan;
(v) the PSUs and any Shares issued under the Plan and the income and value of the same are not intended to replace any pension rights or compensation;
(vi) the future value of the Shares underlying the PSUs is unknown and indeterminable;
(vii) unless otherwise agreed with the Company, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a Subsidiary of the Company;
(viii) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from separation from service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and in consideration of the grant of the PSUs to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Grantee's employer, waives his ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Grantee's employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(ix) the Grantee acknowledges and agrees that neither the Company, the Grantee's employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Grantee pursuant to the vesting and settlement of the PSU or the subsequent sale of any Shares issued upon settlement.

25.Data Protection. Except if the Grantee resides in the European Union, the European Economic Area or other jurisdiction designated by the Company, in which case the Grantee is subject to the special terms and conditions set forth in the Addendum, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Agreement and any other PSU grant materials by and among, as applicable, the Grantee, the Company, the Grantee’s employer, and the Company’s Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
        The Company and its Subsidiaries, including the Grantee’s employer hold certain personal information about the Grantee, including, but not limited to, his or her name, home address, email address and telephone number, date of birth, social security number, passport number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
        The Company and its Subsidiaries, including the Grantee’s employer, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and its Subsidiaries, including the Grantee’s employer, may each further transfer Data to a designated Plan broker, administrative agent or such other stock plan service provider as may be selected by the Company presently or in the future (a “Plan Service Provider”), which may be assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere throughout the world, such as the United States and any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee hereby authorizes (where required under applicable law) the Company, any Plan Service Provider and any other possible recipients which may assist the Company (presently or in the future) to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or its Subsidiaries, including the Grantee’s employer, to any Plan Service Provider, or to any third parties is necessary for the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that if he or she resides outside the United States, the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting the Grantee’s local human resources representative in writing. The Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, the Grantee’s employment status or service and career with the Company and its Subsidiaries will not be affected. The only consequence of refusing or withdrawing the Grantee’s consent is that the Company may not be able to grant the Grantee PSUs or other awards or administer or maintain such awards. Therefore, the Grantee acknowledges that withdrawal of consent may affect the Grantee’s ability to vest in or realize benefits from the PSUs, and the Grantee’s ability to participate in the Plan, in which case neither the Company nor any of its Subsidiaries, including the Grantee’s employer, will have any liability or obligation to the Grantee related to this Award. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Grantee’s employer, the Grantee agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Grantee’s employer) that the Company and/or the Grantee’s employer may deem necessary to obtain from the Grantee for the purpose of administering the Grantee’s participation in the Plan in compliance with the data privacy laws in the Grantee’s country, either now or in the future.  The Grantee understands and agrees that the Grantee will not be able to participate in the Plan if the Grantee fails to provide any such consent or agreement requested by the Company and/or the Grantee’s employer.
26.Private Placement. The grant of the PSUs is not intended to be a public offering of securities in the Grantee’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the PSUs is not subject to the supervision of the local securities authorities.
27.Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Grantee’s country of residence (and country of employment, if different), as are set forth in the applicable addendum (the “Addendum”) as attached to the Agreement. Further, if the Grantee transfers residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines, in its sole discretion, that the application of such terms is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate operation and administration of the Plan. Any applicable Addendum shall constitute part of this Agreement.
28.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee's participation in the Plan, or his acquisition or sale of the underlying Shares. The Grantee acknowledges that he should consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
29.Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes and replaces all previous agreements, arrangements, understandings, rights, obligations and liabilities between the parties in respect of such matters.
30.Execution. By electronically or otherwise accepting this Agreement, the Grantee acknowledges his or her understanding and acceptance of the terms and conditions of the Award. The Company has no obligation to issue the Grantee Shares under this Agreement if the Grantee does not accept the Award. Further, any acceptance of Shares issued pursuant to this Agreement shall constitute the Grantee’s acceptance of the Award and the Grantee’s agreement with all terms and conditions of the Award, as set forth in the Plan and this Agreement.

31.Insider Trading / Market Abuse Laws. The Grantee acknowledges that, depending on the Grantee’s or the Grantee’s broker’s country of residence or where the Shares are listed, the Grantee may be subject to insider trading and/or market abuse laws, which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to shares (e.g., PSUs) or rights linked to the value of shares (e.g., phantom awards, futures) during such times as the Grantee is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Grantee’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know") and (ii) "tipping" third parties or causing them otherwise to buy or sell securities. The Grantee should keep in mind third parties includes fellow employees. The requirements of these laws may or may not be consistent with the terms of any applicable Company’s insider trading policy. The Grantee acknowledges that it is his or her responsibility to be informed of and compliant with any such laws and such Company policies, and is hereby advised to speak to his or her personal legal advisor on this matter.
32.Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of a prior or subsequent breach by the Grantee or any other Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the ___ day of _____, 2020. By execution of this Agreement the Grantee acknowledges receipt of a copy of the Plan, and agrees to the terms and conditions of the Plan and this Agreement.

            NASDAQ, INC.

        By: Bryan Smith, Human Resources
        Title: EVP and Chief People Officer

[EMPLOYEE NAME]

Appendix A

Performance Goals for PSU Grant
2020-2022 Performance Period

This Appendix A to the Agreement sets forth the Performance Goals to be achieved and, depending upon the extent (if any) to which the Performance Goals are achieved, the number of whole and/or partial Shares, if any, which the Grantee shall have the right to receive with respect to each PSU. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement and the Plan.
Certain Definitions
“Closing Price” means the 30-day calendar average closing price of a share of a company’s stock ending on the last trading day of the Performance Period.
“Opening Price” means the 30-day calendar average closing price of a share of a company’s stock ending on the trading day preceding the first day of the Performance Period. The Opening Price shall be adjusted for stock splits and reverse stock splits that occur during the Performance Period.
“Payout Governor” means that regardless of percentile ranking for either Performance Goal, if the Company’s TSR is negative, the Grantee shall be entitled to receive no more than 100% of the PSUs.
“Peer Group” means a group of peer companies consisting of the following global exchanges: (i) ASX Limited, (ii) B3 S.A., (iii) Bolsa Mexicana de Valores, S.A.B. de C.V., (iv) Bolsas y Mercados Españoles, Sociedad Holding de Mercados y Sistemas Financieros, S.A., (v) Cboe Global Markets, Inc., (vi) CME Group, Inc., (vii) Deutsche Börse AG, (viii) Euronext N.V., (ix) Hong Kong Exchanges and Clearing Limited, (x) Intercontinental Exchange, Inc. (xi) Japan Exchange Group, Inc., (xii) London Stock Exchange Group plc, (xiii) NEX Group plc, (xiv) Singapore Exchange Limited and (xv) TMX Group Limited.
“Price Cap” means that regardless of the actual stock price growth over the Performance Period, the final stock price will be limited to 250% of the grant date price for purposes of calculating the final award of PSUs to the Grantee.
“S&P 500” means the companies constituting the Standard & Poor’s 500 Index as of the beginning of the Performance Period. Any component company of the Standard & Poor’s 500 Index that is acquired, taken private, delisted, liquidated or no longer publicly traded due to filing for bankruptcy protection at any time during the Performance Period will be eliminated from the S&P 500 for the entire Performance Period. There will be no adjustments to the S&P 500 to account for any other changes to the Standard & Poor’s 500 Index during the Performance Period.

“TSR” means the total shareholder return during the Performance Period, which will be calculated as the (i) Closing Price minus Opening Price plus cumulative dividends, divided by (ii) Opening Price. No adjustments to TSR shall be made for stock issuances or stock buybacks during the Performance Period. Each company’s TSR shall be calculated in the local currency to eliminate foreign exchange fluctuations.
Goal 1: TSR Performance Relative to the S&P 500
The Performance Goal for 50% of the PSUs shall be the Company’s three-year TSR percentile rank versus the S&P 500.
For this portion of the award, each PSU shall, subject to the vesting provisions set forth in the Agreement and the Payout Governor, entitle the Grantee to receive Shares based on the levels of achievement in the following table.

Table 1: Levels of Achievement

Percentile Rank of the Company’s Three-Year TSR Versus the S&P 500	Resulting Shares Earned (% of Half of Target)
≥85th Percentile	200%
67.5th Percentile	150%
50th Percentile	100%
25th Percentile	50%
15th Percentile	30%
0 Percentile	0%
For levels of achievement between points, the resulting Shares earned will be calculated based on straight-line interpolation.

The resulting shares earned will be subject to the 250% Price Cap. If the Nasdaq stock price grows greater than 250% over the Performance Period, the resulting number of shares will be fewer than 200% of target shares. For example: (formulaic resulting shares earned X 250% Price Cap) / (stock price at time of delivery of shares) = resulting actual shares earned.

Goal 2: TSR Performance Relative to a Peer Group

The Performance Goal for 50% of the PSUs shall be the Company’s three-year TSR percentile rank versus the Peer Group. For this portion of the award, each PSU shall, subject to the vesting provisions set forth in the Agreement and the Payout Governor, entitle the Grantee to receive Shares based on the levels of achievement in the following table.

Table 2: Levels of Achievement

Percentile Rank of the Company’s Three-Year TSR Versus the Peer Group	Resulting Shares Earned (% of Half of Target)
≥85th Percentile	200%
67.5th Percentile	150%
50th Percentile	100%
25th Percentile	50%
15th Percentile	30%
0 Percentile	0%
For levels of achievement between points, the resulting Shares earned will be calculated based on straight-line interpolation.

The resulting shares earned will be subject to the 250% Price Cap. If the Nasdaq stock price grows greater than 250% over the Performance Period, the resulting number of shares will be fewer than 200% of target shares. For example: (formulaic resulting shares earned X 250% Price Cap) / (stock price at time of delivery of shares) = resulting actual shares earned.

Other Terms and Conditions

To the extent consistent with the Code and the Plan, the Committee reserves the right to modify any calculation described in this Appendix A to adjust for unanticipated circumstances or situations, as it deems necessary. All actions taken by the Committee pursuant to this Appendix A shall be final, conclusive and binding upon the Grantee, and all other persons, to the maximum extent permitted by law.